Exhibit 10.1

February 25, 2008

James Zierick

Dear Jim:

Pursuant to recent discussions with the Aspyra Board of Directors, we are pleased to offer you the position of interim Chief Executive Officer.  The following will set forth our mutual understanding as to the compensation that we have agreed to:

1.               You are being engaged on a consulting basis with an expected length of tenure of 3 months unless modified in writing by mutual agreement.

2.               Your fee for service shall be $15,000 per month, payable at the beginning of each monthly period.

3.               As an incentive, you will receive 112,500 non-qualified stock options at the closing market price on March 1, 2008, as approved by Aspyra’s Board of Directors pursuant to the Company’s stock option plan.  1/12 of the options will be fully vested at the end of each week until all options are vested or your tenure as CEO is terminated.  The options will have a five year term.

4.               Aspyra will reimburse you for all reasonable and customary business related expenses in accordance with our standard policies and procedures.

5.               Your start date will be on February 25, 2008.

6.               Your responsibilities will be to oversee the Company’s operations.  You will report directly to the Chairman of the Board.

Jim, we are excited about your increased involvement at Aspyra to help build a world-class healthcare informatics company.  We are confident that the skills and business ethic that you possess will allow you to make a significant contribution to the company.  The senior team welcomes you, and we will provide you with whatever support that may be required for Aspyra to meet or exceed its objectives.

Very Truly Yours,

/s/ James Helms

James (Skip) Helms

COO

Accepted

/s/ James Zierick
James Zierick